As filed with the Securities and Exchange Commission on January 20,  2010
Registration No. 333- 129895

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

 LANDEC CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-3025618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3603 Haven Street
Menlo Park, California 94025
(Address of principal executive offices, including zip code)

LANDEC CORPORATION 2005 STOCK INCENTIVE PLAN
(Full title of the plan)

Gary Steele
President & Chief Executive Officer
Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025-1010
(Name and address of agent for service)

(650) 306-1650
(Telephone number, including area code, of agent for service)

Copy to:

Geoffrey Leonard, Esq.
Ropes & Gray LLP
One Embarcadero Center
Suite 2200
San Francisco, CA 94111-3711
(415) 315-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SHARES

Landec Corporation (the “Registrant”) is filing this Post-Effective Amendment No.1 to Form S-8 Registration Statement (the “Amendment”) in order to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 22, 2005, file number 333-129895 (the “2005 Form S-8”) for offer or sale pursuant to the Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”).  A total of 861,038 shares of the Registrant’s Common Stock were registered under the 2005 Form S-8.

 On October 15, 2009, the stockholders of the Registrant approved the Landec Corporation 2009 Stock Incentive Plan (the “2009 Plan”).  As of October 15, 2009, no awards could be made under the 2005 Plan.  The total number of shares of Common Stock available for grant under the 2005 Plan, but not actually subject to outstanding awards, as of October 14, 2009, was 12,475 (the “Excess Shares”).  The Excess Shares are hereby deregistered.  In accordance with Rule 457 of the Securities Act of 1933, as amended, this  Amendment is hereby filed to carry over the portion  of the registration fee ($10.09) paid for the Excess Shares that were previously registered pursuant to the 2005 Form S-8.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 20th  day of  January, 2010.

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Chief Financial Officer and Vice President of Finance and Administration

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